Exhibit 10.1

Under Armour, Inc. Incentive Plan

Annual bonuses for senior executives at the Vice President Level and above (except for the Chief Executive Officer) are determined pursuant to the following plan. The annual bonus for the Chief Executive Officer is determined by the Compensation Committee of the Board of Directors based on the Chief Executive Officer’s performance and corporate performance using the same framework as set forth in this plan under the section “Corporate Performance”, except that for “Surpasses Target” the bonus percentage is 50-97%, for “Stretch” the bonus percentage is 100%-187.5% and for “Max (5-Star)” the bonus percentage is 200%.

Under Armour, Inc.

Incentive Plan for Vice Presidents

For Calendar Year

Objective

The objective of Under Armour’s Incentive Plan (referred to as the “Plan” hereafter) is to encourage employees to balance a high level of department and individual performance with a collaborative team orientation in order to achieve Under Armour (or “Company”) goals. This Plan provides employees with a share in the success of the Company through awards (also called bonuses) when significant goals are met. When baseline Company and/or individual performance goals are not met, as determined by Management, awards will not be granted.

Eligible Participants

Certain full-time regular employees categorized and/or identified as Vice President level employees are eligible to participate in the Plan, provided that they (a) receive at least a “satisfactory” rating on their Annual Performance Evaluation and (b) are employed by the Company on the last day of the plan year.

Employees, promotions and rehires who meet the above conditions as well as the other conditions set out in the Plan, will be eligible to receive a prorated award based on their time worked in the Plan year. If employees are hired during the last quarter of the calendar year, a discretionary prorated bonus may be given.

Target Awards

Awards will be calculated solely based on the participant’s actual base salary earnings through and including the last regular payroll of the Plan year (excluding any discretionary award or other money paid during the Plan year).

For Vice Presidents, target awards have been established as ranging from 0%—75% of base salary. This range reflects the relationship between maximum award opportunity and level of Company performance.

Award Criteria

Each participant’s award will be based on three performance criteria:

•	Corporate Performance based on Operating Income Percentage

•	Department Performance and

•	Individual Performance

The Plan has been designed so that each participant’s award opportunity is based on the performance area(s) for which she/he has some autonomy and control. For example, at the Vice President level, the majority of weight is assigned to Corporate Performance.

Final awards will be determined for participants by the Chief Executive Officer, in conjunction with the Corporate Vice President of Human Resources, according to the following guidelines for weighting the awards:

Job Category	Corporate Performance	Individual/Departmental Performance
Vice Presidents	75%	25%

Vice Presidents will establish Department Performance goals in conjunction with the Chief Executive Officer. Specific goals will be established at the beginning of each Plan year, appropriate to the department role and function within the Company and supporting overall Company goals for that year. Department Performance goals will be communicated by the Vice Presidents.

Vice Presidents, in conjunction with the Chief Executive Officer, will establish Individual Performance goals with corresponding completion and/or status milestones. Such Individual Performance goals form a part of employees’ Annual Performance Evaluations. Barring special circumstances, Annual Performance Evaluations will be completed and approved by the Chief Executive Officer by February 15th of each year. Employees must receive at least a “satisfactory” rating on their Annual Performance Evaluations to receive any bonus under the Plan.

Employees are not eligible for any award under the Plan unless they have received at least a “satisfactory” rating in their Annual Performance Evaluation for the period on which the Plan year is based and baseline Corporate goals are achieved. (See the following section on Corporate Performance.) The Chief Executive Officer retains the discretion to increase the bonus of those employees who are eligible for awards under the Plan.

Corporate Performance

The Corporate Performance targets for CY         have been established based on Operating Income as a percentage of net revenue. Every eligible employee has an opportunity to influence Company success through increasing Operating Income and helping the company control expenses. The program may fund at higher performance levels based on actual financial performance at year-end. For the purposes of this Plan, Company performance levels have been defined as follows:

Performance and Bonus Award	Operating Income %	Payout Opportunity* As percent of base salary
No funding	Less than %	0%
Baseline (Meets Target)	% - %	0%
Surpasses Target	% - %	25% - 49%
Stretch	% - %	50% - 74%
Max (5-Star)	% +	75%

*	Company Minimum Revenue Target of $ must be met to qualify for Bonus

The Company performance goals are on a sliding scale based on operating income percentage; therefore after obtaining the Company Minimum Revenue Target, as the operating income percentage increases within the established range, the bonus payout will also increase within the established range. Again, in all cases, individual performance must be rated as “satisfactory” or better in order for any eligible employee to receive a bonus.

The Chief Financial Officer will track company performance and report financial progress to plan participants throughout the year and determine final Operating Income Percentages. Each Vice President will notify participants of the awarded bonus amount, summarized by performance category.

Other Design Features

•	The Plan year is from January 1 through December 31.

•	Implementation of this program does not preclude other employees (not included in the Plan) from receiving an award at the discretion and direction of the Chief Executive Officer, provided that the employee in question has received at least a satisfactory rating on his or her Annual Performance Evaluation.

•	Award payments are targeted to be paid out within seventy-five (75) days after the end of the calendar year.

•	Awards provided as part of the Plan are one-time payments and do not become part of an employee’s regular base pay.

•	Participants who are not employed by the Company as of the end of the Plan Year are not eligible to receive a bonus.

•	Employees who are promoted from one award category to another (e.g., Manager to Director) will become eligible to receive bonuses based on the criteria applicable to their new positions, prorated to reflect the time the employee spent at each level during the applicable year. (e.g., if an employee was a Manager for nine months and a Director for three months, the bonus would be calculated applying the award criteria for Manager for nine months and the award criteria for Director for three months).

•	The decision of the Chief Executive Officer shall be final and binding on any issues involving the interpretation or administration of this Plan, up to and including discretionary awards.

•	The Company reserves the right to update, amend or terminate this Plan at any time. If changes result, affected employees will be so notified.

•	This Plan is not a contract of employment with Under Armour. All employees are employed “at-will” under the laws of the State of Maryland, which means that the employee or the Company may choose to end the employment relationship for any reason or for no reason, with or without notice.

Plan Acknowledgement

My signature acknowledges that I have read and understand this Plan and agree to comply with and be governed by its terms and conditions. I further understand that I am encouraged to discuss my individual goals or any questions I might have with my immediate supervisor and/or the Human Resources Department.

Employee Signature:

Printed Name:

Department:

Date:

Please return a signed copy to the Human Resources Department for retention in your Personnel File.